Prospectus

TEMPLETON FOREIGN FUND

Templeton Funds, Inc.

ADVISOR CLASS







JANUARY 1, 2003




[Insert Franklin Templeton Investments logo]

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

CONTENTS

THE FUND

[Begin callout]
INFORMATION ABOUT THE FUND YOU SHOULD KNOW BEFORE INVESTING
[End callout]


 2    Goal and Strategies

 4    Main Risks

 8    Performance

10    Fees and Expenses

11    Management

12    Distributions and Taxes

13    Financial Highlights


YOUR ACCOUNT

[Begin callout]
INFORMATION ABOUT QUALIFIED INVESTORS, ACCOUNT TRANSACTIONS AND SERVICES [End callout]


14    Qualified Investors

15    Buying Shares

17    Investor Services

20    Selling Shares

22    Account Policies

26    Questions


FOR MORE INFORMATION

[Begin callout]
WHERE TO LEARN MORE ABOUT THE FUND
[End callout]

Back Cover


THE FUND

[Insert graphic of bullseye and arrows] GOAL AND STRATEGIES
                                        -------------------

GOAL The Fund's investment goal is long-term capital growth.


MAIN INVESTMENT STRATEGIES Under normal market conditions, the Fund invests mainly in the equity securities of companies located outside the U.S., including emerging markets. The Fund will invest, under normal circumstances, at least 80% of its net assets in "foreign securities," as defined below, which may include emerging markets. Shareholders will be given 60 days' advance notice of any change to the 80% policy regarding investment in foreign securities.


For purposes of the Fund's investments, "foreign securities" means those securities issued by companies:

o  whose principal securities trading markets are outside the U.S.; or

o that derive a significant share of their total revenue from either goods or services produced or sales made in markets outside the U.S.; or

o  that have a significant portion of their assets outside the U.S.; or

o  that are linked to non-U.S. dollar currencies; or

o that are organized under the laws of, or with principal offices in, another country.

The Fund's definition of "foreign securities" as used in this prospectus may differ from the definition of the same or similar term as used in other mutual fund prospectuses. As a result, the Fund may hold foreign securities that other funds may classify differently.

An equity security, or stock, represents a proportionate share of the ownership of a company; its value is based on the success of the company's business, any income paid to stockholders, the value of its assets, and general market conditions. Common stocks and preferred stocks are examples of equity securities. The Fund also invests in American, European and Global Depositary Receipts. These are certificates issued typically by a bank or trust company that give their holders the right to receive securities issued by a foreign or domestic company. The Fund, from time to time, may have significant investments in one or more countries or in particular sectors such as technology (including computer hardware and software, electronics, and telecommunications) and financial institutions.

Depending upon current market conditions, the Fund generally invests a portion of its total assets in debt securities of companies and governments located anywhere in the world. Debt securities represent the obligation of the issuer to repay a loan of money to it, and generally pay interest to the holder. Bonds, notes and debentures are examples of debt securities.

The Fund may use various derivative strategies seeking to protect its assets, implement a cash or tax management strategy or enhance its returns. The Fund may invest up to 5% of its total assets in swap agreements. With derivatives, the manager attempts to predict whether an underlying investment will increase or decrease in value at some future time. The manager considers various factors, such as availability and cost, in deciding whether to use a particular instrument or strategy.

[Begin callout]
The Fund invests primarily in an internationally diversified portfolio of equity securities.
[End callout]

When choosing equity investments for this Fund, the manager applies a "bottom-up," value-oriented, long-term approach, focusing on the market price of a company's securities relative to the manager's evaluation of the company's long-term earnings, asset value and cash flow potential. The manager also considers and analyzes various measures relevant to stock valuation, such as a company's price/cash flow ratio, price/earnings ratio, profit margins and liquidation value.

TEMPORARY INVESTMENTS When the manager believes market or economic conditions are unfavorable for investors, the manager may invest up to 100% of the Fund's assets in a temporary defensive manner by holding all or a substantial portion of its assets in cash, cash equivalents or other high quality short-term investments. Temporary defensive investments generally may include money market securities or short-term debt securities. The manager also may invest in these types of securities or hold cash while looking for suitable investment opportunities or to maintain liquidity. In these circumstances, the Fund may be unable to achieve its investment goal.

[Insert graphic of chart with line going up and down] MAIN RISKS
                                                      ----------

[Begin callout]
Because the securities the Fund holds fluctuate in price, the value of your investment in the Fund will go up and down. This means you could lose money over short or even extended periods.
[End callout]


STOCKS While this may not be the case in foreign markets, in the U.S., stocks historically have outperformed other asset classes over the long term (over the short term they tend to go up and down more dramatically). These price movements may result from factors affecting individual companies, industries or the securities market as a whole. Value stock prices are considered "cheap" relative to the company's perceived value. They may not increase in value, as anticipated by the manager, if other investors fail to recognize the company's value and bid up the price or in markets favoring faster-growing companies. A slower-growth or recessionary economic environment could have an adverse effect on the price of the various stocks held by the Fund.


FOREIGN SECURITIES Investing in foreign securities, including securities of foreign governments and depositary receipts, typically involves more risks than investing in U.S. securities. Certain of these risks also may apply to securities of U.S. companies with significant foreign operations. These risks can increase the potential for losses in the Fund and affect its share price.


CURRENCY EXCHANGE RATES. Foreign securities may be issued and traded in foreign currencies. As a result, their values may be affected by changes in exchange rates between foreign currencies and the U.S. dollar, as well as between currencies of countries other than the U.S. For example, if the value of the U.S. dollar goes up compared to a foreign currency, an investment traded in that foreign currency will go down in value because it will be worth less U.S. dollars.

POLITICAL AND ECONOMIC DEVELOPMENTS. The political, economic and social structures of some foreign countries may be less stable and more volatile than those in the U.S. Investments in these countries may be subject to the risks of internal and external conflicts, currency devaluations, foreign ownership limitations and tax increases. It is possible that a government may take over the assets or operations of a company or impose restrictions on the exchange or export of currency or other assets. Some countries also may have different legal systems that may make it difficult for the Fund to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments. Diplomatic and political developments could affect the economies, industries and securities and currency markets, and the value of the Fund's investments, in non-U.S. countries, including rapid and adverse political changes, social instability, regional conflicts, terrorism and war. These factors are extremely difficult, if not impossible, to predict and take into account with respect to the Fund's investments.


TRADING PRACTICES. Brokerage commissions and other fees generally are higher for foreign securities. Government supervision and regulation of foreign stock exchanges, currency markets, trading systems and brokers may be less than in the U.S. The procedures and rules governing foreign transactions and custody (holding of the Fund's assets) also may involve delays in payment, delivery or recovery of money or investments.

AVAILABILITY OF INFORMATION. Foreign companies may not be subject to the same disclosure, accounting, auditing and financial reporting standards and practices as U.S. companies. Thus, there may be less information publicly available about foreign companies than about most U.S. companies.

LIMITED MARKETS. Certain foreign securities may be less liquid (harder to sell) and more volatile than many U.S. securities. This means the Fund may at times be unable to sell foreign securities at favorable prices.

EMERGING MARKETS. The risks of foreign investments typically are greater in less developed countries, sometimes referred to as emerging markets. For example, political and economic structures in these countries may be less established and may change rapidly. These countries also are more likely to experience high levels of inflation, deflation or currency devaluation, which can harm their economies and securities markets and increase volatility. In fact, short-term volatility in these markets, and declines of 50% or more, are not uncommon.

COUNTRY, SECTOR OR INDUSTRY FOCUS To the extent the Fund invests a significant portion of its assets in one or more countries, sectors or industries at any time, the Fund will face a greater risk of loss due to factors affecting the single country, sector or industry than if the Fund always maintained wide diversity among the countries, sectors and industries in which it invests. For example, technology companies involve risks due to factors such as the rapid pace of product change, technological developments and new competition. Their stocks historically have been volatile in price, especially over the short term, often without regard to the merits of individual companies. Banks and financial institutions are subject to potentially restrictive governmental controls and regulations that may limit or adversely affect profitability and share price. In addition, securities in that sector may be very sensitive to interest rate changes throughout the world.

CREDIT An issuer of securities may be unable to make interest payments and repay principal. Changes in an issuer's financial strength or in a security's credit rating may affect a security's value and, thus, impact Fund performance.

DERIVATIVE SECURITIES The performance of derivative investments depends, at least in part, on the performance of an underlying asset. Derivatives involve costs, may be volatile, and may involve a small investment relative to the risk assumed. Their successful use will depend on the manager's ability to predict market movements. Risks include delivery failure, default by the other party or the inability to close out a position because the trading market becomes illiquid.

INCOME Since the Fund can only distribute what it earns, the Fund's distributions to shareholders may decline when interest rates fall.

INTEREST RATE When interest rates rise, debt security prices fall. The opposite is also true: debt security prices rise when interest rates fall. In general, securities with longer maturities are more sensitive to these price changes.

LIQUIDITY The Fund may invest up to 10% of its total assets in securities with a limited trading market. Such a market can result from political or economic conditions affecting previously established securities markets, particularly in emerging market countries. Reduced liquidity may have an adverse impact on market price and the Fund's ability to sell particular securities when necessary to meet the Fund's liquidity needs or in response to a specific economic event.

More detailed information about the Fund, its policies and risks can be found in the Fund's Statement of Additional Information (SAI).

[Begin callout]
Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency of the U.S. government. Mutual fund shares involve investment risks, including the possible loss of principal. [End callout]

[Insert graphic of a bull and a bear] PERFORMANCE
                                      -----------


This bar chart and table show the volatility of the Fund's returns, which is one indicator of the risks of investing in the Fund. The bar chart shows changes in the Fund's returns from year to year over the past 10 calendar years. The table shows how the Fund's average annual total returns compare to those of a broad-based securities market index. Of course, past performance (before or after taxes) cannot predict or guarantee future results.


ADVISOR CLASS ANNUAL TOTAL RETURNS/1,2

[Insert bar graph]


0.10%  36.82% 0.35%  11.15% 18.00% 8.04%  -4.77%  39.54%  -3.50%  -7.68
92     93     94     95     96     97     98      99      00      01



                                      YEAR
[Begin callout]
BEST
QUARTER:
Q2 `99
15.71%

WORST
QUARTER:
Q3 `98
-17.22%

[End callout]


1. As of September 30, 2002, the Fund's year-to-date return was -12.89% for Advisor Class shares.

AVERAGE ANNUAL TOTAL RETURNS
For the periods ended December 31, 2001

                                       1 YEAR    5 YEARS  10 YEARS
--------------------------------------------------------------------
Templeton Foreign Fund -  Advisor
Class/2
Return Before Taxes                    -7.68%     5.05%     8.71%
Return After Taxes on Distributions    -8.59%     3.00%     6.73%
Return After Taxes on Distributions    -4.51%     3.37%     6.46%
and Sale of Fund Shares
MSCI EAFE(R)Index/3                   -21.21%     1.17%     4.76%
(index reflects no deduction for fees, expenses, or taxes)

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your particular tax situation and may differ from those shown.

These after-tax return figures do not apply to you if you hold your Fund shares through a tax-deferred arrangement such as a 401(k) plan or individual retirement account. The Fund's past performance, before and after taxes, is not necessarily an indication of how it will perform in the future.

2. Effective January 1, 1997, the Fund began offering Advisor Class shares, which do not have sales charges or a Rule 12b-1 plan. Performance quotations for this class reflect the following methods of calculation: (a) for periods prior to January 1, 1997, a restated figure is used based upon the Fund's Class A performance, excluding the effect of Class A's maximum initial sales charge but reflecting the effect of the Class A Rule 12b-1 fees; and (b) for periods after January 1, 1997, actual Advisor Class performance is used reflecting all charges and fees applicable to that class.
3. Source: Standard & Poor's Micropal. The unmanaged Morgan Stanley Capital International (MSCI) Europe Australasia Far East (EAFE(R)) Index tracks the performance of approximately 1,000 securities in 20 countries. It includes reinvested dividends. One cannot invest directly in an index, nor is an index representative of the Fund's portfolio.


[Insert graphic of percentage sign] FEES AND EXPENSES
                                    -----------------

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)


                                                  ADVISOR CLASS
--------------------------------------------------------------------
Maximum sales charge (load) imposed on                None
purchases
Redemption fee/1                                      2.00%

ANNUAL FUND OPERATING EXPENSES (EXPENSES DEDUCTED FROM FUND ASSETS)

                                                  ADVISOR CLASS
--------------------------------------------------------------------
Management fees                                       0.61%
Distribution and service (12b-1) fees                 None
Other expenses(including administration               0.37%
fees)/2
                                              ----------------------
Total annual Fund operating expenses                  0.98%
                                              ======================

1. This fee is only for Market Timers (see page 24).
2. The "Other expenses" information in the table has been restated to reflect current fees and expenses.


EXAMPLE

This example can help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It assumes:

o  You invest $10,000 for the periods shown;
o  Your investment has a 5% return each year;
o  The Fund's operating expenses remain the same; and
o  You sell your shares at the end of the periods shown.

Although your actual costs may be higher or lower, based on these assumptions your costs would be:


 1 YEAR    3 YEARS  5 YEARS  10 YEARS
---------------------------------------
  $100      $312      $542    $1,201


[Insert graphic of briefcase] MANAGEMENT


Templeton Global Advisors Limited (Global Advisors), Lyford Cay, Nassau, Bahamas, is the Fund's investment manager. Together, Global Advisors and its affiliates manage over $252 billion in assets.


The Fund's lead portfolio manager is:


JEFFREY A. EVERETT CFA, PRESIDENT OF GLOBAL ADVISORS
Mr. Everett has been a manager of the Fund since 2001. He joined Franklin Templeton Investments in 1989.


The following individuals have secondary portfolio management responsibilities:


DALE A. WINNER CFA, SENIOR VICE PRESIDENT of Global Advisors Mr. Winner has been a manager of the Fund since 2001. He joined Franklin Templeton Investments in 1995.

MURDO MURCHISON CFA, EXECUTIVE VICE PRESIDENT OF GLOBAL ADVISORS
Mr. Murchison has been a manager of the Fund since 2001. He joined Franklin Templeton Investments in 1993.

The Fund pays Global Advisors a fee for managing the Fund's assets. For the fiscal year ended August 31, 2002, the Fund paid 0.61% of its average daily net assets to the manager for its services.


[Insert graphic of dollar
signs and stacks of coins] DISTRIBUTIONS AND TAXES
                           -----------------------

INCOME AND CAPITAL GAIN DISTRIBUTIONS The Fund intends to make a distribution at least annually from its net investment income and any net realized capital gains. The amount of any distributions will vary, and there is no guarantee the Fund will pay either income dividends or capital gain distributions.

AVOID "BUYING A DIVIDEND" If you invest in the Fund shortly before it makes a distribution, you may receive some of your investment back in the form of a taxable distribution.

TAX CONSIDERATIONS In general, if you are a taxable investor, Fund distributions are taxable to you as either ordinary income or capital gains. This is true whether you reinvest your distributions in additional Fund shares or receive them in cash. Any capital gains the Fund distributes are taxable as long-term capital gains no matter how long you have owned your shares. Every January, you will receive a statement that shows the tax status of distributions you received for the previous year.
BACKUP WITHHOLDING By law, the Fund must withhold a portion of your taxable distributions and sales proceeds unless you:

o   provide your correct social security or taxpayer identification number,
o   certify that this number is correct,
o   certify that you are not subject to backup withholding, and
o   certify that you are a U.S. person (including a U.S. resident alien).


The Fund also must withhold if the IRS instructs it to do so. When withholding is required, the amount will be 30% of any distributions or proceeds paid in calendar years 2002 or 2003.


When you sell your shares in the Fund, you may realize a capital gain or loss. For tax purposes, an exchange of your Fund shares for shares of a different Franklin Templeton fund is the same as a sale.

Fund distributions and gains from the sale of your Fund shares generally are subject to state and local taxes. Any foreign taxes the Fund pays on its investments may be passed through to you as a foreign tax credit. Non-U.S. investors may be subject to U.S. withholding or estate tax, and are subject to special U.S. tax certification requirements. You should consult your tax advisor about the federal, state, local or foreign tax consequences of your investment in the Fund.

[Insert graphic of a dollar bill] FINANCIAL HIGHLIGHTS
                                  --------------------


This table presents the financial performance for Advisor Class for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of dividends and capital gains. This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Fund's financial statements, are included in the annual report, which is available upon request. The information for the fiscal year ended 1998 was audited by other auditors.

ADVISOR CLASS                             YEAR ENDED AUGUST 31,
--------------------------------------------------------------------
                                 2002    2001    2000   1999  1998
--------------------------------------------------------------------
PER SHARE DATA ($)/1
Net asset value, beginning of      9.69   10.56  10.50   8.44  11.42
year
                                ------------------------------------
 Net investment income              .17     .28    .26    .29    .33
 Net realized and unrealized       (.77)   (.68)   .24   2.81
gains (losses)                                                 (2.12)
                                ------------------------------------
Total from investment              (.60)   (.40)   .50   3.10  (1.79)
operations
                                ------------------------------------
 Distributions from net            (.28)   (.26)  (.35)  (.27)  (.35)
investment income
 Distributions from net             ---    (.21)  (.09)  (.77)  (.84)
realized gains
                                ------------------------------------
Total distributions                (.28)   (.47)  (.44) (1.04) (1.19)
                                ------------------------------------
Net asset value, end of year      $8.81    9.69  10.56  10.50   8.44
                                ====================================
Total return (%)                  (6.15)  (3.81)  5.03  40.65 (17.75)

RATIOS/SUPPLEMENTAL DATA
Net assets, end of year ($ x   297,866  102,846  117,129 77,203 50,022
1,000)
Ratios to average net assets:
(%)
 Expenses                           .91     .93    .90    .88    .87
 Net investment income             1.88    2.78   2.45   3.18   3.08
Portfolio turnover rate (%)       34.15   21.38  44.77  26.11  38.27

1. Based on average weighted shares outstanding effective year ended August 31, 1999.


YOUR ACCOUNT

[Insert graphic of pencil marking an "X"] QUALIFIED INVESTORS
                                          -------------------

The following investors may qualify to buy Advisor Class shares of the Fund.

o Qualified registered investment advisors with clients invested in any series of Franklin Mutual Series Fund Inc. on October 31, 1996, or who buy through a broker-dealer or service agent who has an agreement with Franklin Templeton Distributors, Inc. (Distributors). Minimum investments: $1,000 initial and $50 additional.

o Broker-dealers, registered investment advisors or certified financial planners who have an agreement with Distributors for clients participating in comprehensive fee programs. Minimum investments: $250,000 initial ($100,000 initial for an individual client) and $50 additional.

o Officers, trustees, directors and full-time employees of Franklin Templeton Investments and their immediate family members. Minimum investments: $100 initial ($50 for accounts with an automatic investment plan) and $50 additional.

o Each series of the Franklin Templeton Fund Allocator Series. Minimum investments: $1,000 initial and $1,000 additional.

o  Accounts managed by Franklin Templeton Investments. Minimum investments:
   No initial minimum and $50 additional.

o  The Franklin Templeton Profit Sharing 401(k) Plan. Minimum investments:
   No initial or additional minimums.


o  Any trust or plan established as part of a qualified tuition program under
   Section 529 of the Internal Revenue Code of 1986, as amended, provided that Distributors or an affiliate of Distributors has entered into a contract with the state sponsor of the program to provide certain services relating to the operation of the program. Minimum investments: No initial or additional minimums



[Insert graphic of a paper with lines
and someone writing] BUYING SHARES
                     -------------


ACCOUNT APPLICATION If you are opening a new account, please complete and sign the enclosed account application. To save time, you can sign up now for services you may want on your account by completing the appropriate sections of the application (see "Investor Services" on page 17). For example, if you would like to link one of your bank accounts to your Fund account so that you may use electronic funds transfer to and from your bank account to buy and sell shares, please complete the bank information section of the application. We will keep your bank information on file for future purchases and redemptions. We do not accept cash, credit card convenience checks, money orders and travelers checks as forms of payment to purchase shares.

BUYING SHARES
----------------------------------------------------------------------
                       OPENING AN ACCOUNT     ADDING TO AN ACCOUNT
----------------------------------------------------------------------
[Insert graphic of
hands shaking]

THROUGH YOUR           Contact your           Contact your
INVESTMENT             investment             investment
REPRESENTATIVE         representative         representative
----------------------------------------------------------------------
[Insert graphic of     If you have another    Before requesting a
phone and computer]    Franklin Templeton     telephone or online
                       fund account with      purchase into an
BY PHONE/ONLINE        your bank account      existing account,
                       information on file,   please make sure we
(Up to $100,000 per    you may open a new     have your bank account
shareholder per day)   account by phone. At   information on file.
                       this time, a new       If we do not have this
1-800/632-2301         account may not be     information, you will
                       opened online.         need to send written
franklintempleton.com                         instructions with your
                       To make a same day     bank's name and
NOTE:  CERTAIN         investment, your       address, a voided
ACCOUNT TYPES ARE NOT  phone order must be    check or savings
AVAILABLE FOR ONLINE   received and accepted  account deposit slip,
ACCOUNT ACCESS         by us by 1:00 p.m.     and a signature
                       Pacific time or the    guarantee if the bank
                       close of the New York  and Fund accounts do
                       Stock Exchange,        not have at least one
                       whichever is earlier.  common owner. If you
                                              have online access, you
                                              will be able to add or
                                              change bank account
                                              information that we can
                                              use to process additional
                                              purchases into your
                                              Franklin Templeton
                                              account.

                                              To make a same day
                                              investment, your phone
                                              or online order must be
                                              received and accepted by
                                              us by 1:00 p.m. Pacific
                                              time or the close of the
                                              New York Stock Exchange,
                                              whichever is earlier.
----------------------------------------------------------------------
[Insert graphic of     Make your check        Make your check
envelope]              payable to Templeton   payable to Templeton
BY MAIL                Foreign Fund.          Foreign Fund. Include
                                              your account number on
                       Mail the check and     the check.
                       your signed
                       application to         Fill out the deposit
                       Investor Services.     slip from your account
                                              statement. If you do not
                                              have a slip, include a note
                                              with your name, the Fund
                                              name, and your account number.

                                              Mail the check and deposit
                                              slip or note to Investor
                                              Services.
----------------------------------------------------------------------------

[Insert graphic of     Call to receive a      Call to receive a wire
three lightning bolts] wire control number    control number and
BY WIRE                and wire instructions. wire instructions.

1-800/632-2301         Wire the funds and     To make a same day
(or 1-650/312-2000     mail your signed       wire investment,
collect)               application to         please call us by 1:00
                       Investor Services.     p.m. Pacific time and
                       Please include the     make sure your wire
                       wire control number    arrives by 3:00 p.m.
                       or your new account
                       number on the
                       application.

                       To make a same day
                       wire investment, please
                       call us by 1:00 p.m.
                       Pacific time and make
                       sure your wire arrives by
                       3:00 p.m.
----------------------------------------------------------------------
[Insert graphic of two Call Shareholder       Call Shareholder
arrows pointing in     Services at the        Services at the number
opposite directions]   number below, or send  below, or send signed
                       signed written         written instructions.
BY EXCHANGE            instructions.   You    You also may place an
                       also may place an      online exchange order.
franklintempleton.com  online exchange
                       order.                 (Please see page 19
                                              for information on
                       (Please see page 19    exchanges.)
                       for information on
                       exchanges.)
----------------------------------------------------------------------

              FRANKLIN TEMPLETON INVESTOR SERVICES P.O. BOX 33030
                          ST. PETERSBURG, FL 33733-8030
                        CALL TOLL-FREE: 1-800/632-2301
          (MONDAY THROUGH FRIDAY 5:30 A.M. TO 5:00 P.M., PACIFIC TIME
                SATURDAY 6:30 A.M. TO 2:30 P.M., PACIFIC TIME)
  OR VISIT US ONLINE 24 HOURS A DAY, 7 DAYS A WEEK, AT FRANKLINTEMPLETON.COM


[Insert graphic of person with a headset] INVESTOR SERVICES
                                          -----------------


AUTOMATIC INVESTMENT PLAN This plan offers a convenient way for you to invest in the Fund by automatically transferring money from your checking or savings account each month to buy shares. To sign up, visit us online at franklintempleton.com or complete the appropriate section of your account application and mail it to Investor Services. If you are opening a new account, please include your minimum initial investment with your application.


AUTOMATIC PAYROLL DEDUCTION You may invest in the Fund automatically by transferring money from your paycheck to the Fund by electronic funds transfer. If you are interested, indicate on your application that you would like to receive an Automatic Payroll Deduction Program kit.

DISTRIBUTION OPTIONS You may reinvest distributions you receive from the Fund in an existing account in the same share class of the Fund or in Advisor Class or Class A shares of another Franklin Templeton fund. To reinvest your distributions in Advisor Class shares of another Franklin Templeton fund, you must qualify to buy that fund's Advisor Class shares. For distributions reinvested in Class A shares of another Franklin Templeton fund, initial sales charges and contingent deferred sales charges (CDSCs) will not apply if you reinvest your distributions within 365 days. You also can have your distributions deposited in a bank account, or mailed by check. Deposits to a bank account may be made by electronic funds transfer.

Please indicate on your application the distribution option you have chosen, otherwise we will reinvest your distributions in the same share class of the Fund.

TELEFACTS(R) Our TeleFACTS system offers around-the-clock access to information about your account or any Franklin Templeton fund. This service is available from touch-tone phones at 1-800/247-1753. For a free TeleFACTS brochure, call 1-800/DIAL BEN.


TELEPHONE/ONLINE PRIVILEGES You will automatically receive telephone/online privileges when you open your account, allowing you to obtain or view your account information, and conduct a number of transactions by phone or online, including: buy, sell, or exchange shares of most funds; use electronic funds transfer to buy or sell shares of most funds; change your address; add or change your bank account information (online only); add or change account services (including distribution options, systematic withdrawal plans and automatic investment plans).


To view your account information or request online transactions, you will first need to register for these services at the shareholder section of our website at franklintempleton.com. You will be asked to accept the terms of an online agreement(s) and establish a password for online services. If you are registered for online services, you may enroll online in Franklin Templeton's electronic delivery program for your shareholder documents. This will allow you to receive electronic delivery (through our website) of most funds' prospectuses, annual/semiannual reports to shareholders, and proxy statements, as well as your account(s) statements and trade confirmations, and discontinue receiving your paper copies through the U.S. mail. Using our shareholder website means you are consenting to sending and receiving personal financial information over the Internet, so you should be sure you are comfortable with the risks.

As long as we follow reasonable security procedures and act on instructions we reasonably believe are genuine, we will not be responsible for any losses that may occur from unauthorized requests. We will request passwords or other information, and also may record calls. To help safeguard your account, keep your password confidential, and verify the accuracy of your confirmation statements immediately after you receive them. Contact us immediately if you believe someone has obtained unauthorized access to your account or password. For transactions done over the Internet, we recommend the use of an Internet browser with 128-bit encryption. Certain methods of contacting us (such as by phone or by Internet) may be unavailable or delayed during periods of unusual market activity. OF COURSE, YOU CAN DECLINE TELEPHONE BUY, SELL, OR EXCHANGE PRIVILEGES ON YOUR ACCOUNT APPLICATION, OR CHOOSE NOT TO REGISTER FOR ONLINE PRIVILEGES. IF YOU HAVE TELEPHONE/ONLINE PRIVILEGES ON YOUR ACCOUNT AND WANT TO DISCONTINUE THEM, PLEASE CONTACT US FOR INSTRUCTIONS. You may reinstate these privileges at any time in writing, including online registration with respect to online privileges.

NOTE: We discourage you from including confidential or sensitive information in any Internet communication to us. If you do choose to send email (encrypted or not) to us over the Internet, you are accepting the associated risks of lack of confidentiality.

EXCHANGE PRIVILEGE You can exchange shares between most Franklin Templeton funds within the same class. You also may exchange your Advisor Class shares for Class A shares of a fund that does not currently offer an Advisor Class (without any sales charge)* or for Class Z shares of Franklin Mutual Series Fund Inc.

[Begin callout]
An EXCHANGE is really two transactions: a sale of one fund and the purchase of another. In general, the same policies that apply to purchases and sales apply to exchanges, including minimum investment amounts. Exchanges also have the same tax consequences as ordinary sales and purchases.
[End callout]

Generally exchanges may only be made between identically registered accounts, unless you send written instructions with a signature guarantee.


Because excessive trading can hurt fund performance, operations and shareholders, the Fund reserves the right to revise or terminate the exchange privilege, limit the amount or number of exchanges, reject any exchange, or restrict or refuse purchases if (i) the Fund or its manager believes the Fund would be harmed or unable to invest effectively, or (ii) the Fund receives or anticipates simultaneous orders that may significantly affect the Fund (please see "Market Timers" on page 24).


*If you exchange into Class A shares and you later decide you would like to exchange into a fund that offers an Advisor Class, you may exchange your Class A shares for Advisor Class shares if you otherwise qualify to buy the fund's Advisor Class shares.


SYSTEMATIC WITHDRAWAL PLAN This plan allows you to automatically sell your shares and receive regular payments from your account. Certain terms and minimums apply. To sign up, visit us online at franklintempleton.com or complete the appropriate section of your application.


[Insert graphic of a certificate] SELLING SHARES
                                  --------------

You can sell your shares at any time.

SELLING SHARES IN WRITING Generally, requests to sell $100,000 or less can be made over the phone, online, or with a simple letter. Sometimes, however, to protect you and the Fund we will need written instructions signed by all registered owners, with a signature guarantee for each owner, if:

[Begin callout]
A SIGNATURE GUARANTEE helps protect your account against fraud. You can obtain a signature guarantee at most banks and securities dealers.

A notary public CANNOT provide a signature guarantee.
[End callout]

o  you are selling more than $100,000 worth of shares
o  you want your proceeds paid to someone who is not a registered owner
o you want to send your proceeds somewhere other than the address of record, or preauthorized bank or brokerage firm account

We also may require a signature guarantee on instructions we receive from an agent, not the registered owners, or when we believe it would protect the Fund against potential claims based on the instructions received.

SELLING RECENTLY PURCHASED SHARES If you sell shares recently purchased, we may delay sending you the proceeds until your check, draft or wire/electronic funds transfer has cleared, which may take seven business days or more. A certified or cashier's check may clear in less time.

REDEMPTION PROCEEDS Your redemption check will be sent within seven days after we receive your request in proper form. We are not able to receive or pay out cash in the form of currency. Redemption proceeds may be delayed if we have not yet received your signed account application.


SELLING SHARES
----------------------------------------------------------------------
                       TO SELL SOME OR ALL OF YOUR SHARES
----------------------------------------------------------------------
[Insert graphic of     Contact your investment representative
hands shaking]
THROUGH YOUR
INVESTMENT
REPRESENTATIVE
----------------------------------------------------------------------
[Insert graphic of    Send written instructions and endorsed share
envelope]             certificates (if you hold share certificates)
BY MAIL               to Investor Services. Corporate, partnership
                      or trust accounts may need to send additional documents.

                      Specify the Fund, the account number and the dollar value or number of shares you wish to sell. Be sure to include all necessary signatures and any additional documents, as well as signature guarantees if required.

                      A check will be mailed to the name(s) and address
                      on the account, or otherwise according to your
                      written instructions.
----------------------------------------------------------------------
[Insert graphic of    As long as your transaction is for $100,000 or
phone and computer]   less, you do not hold share certificates and
                      you have not changed your address by phone or
By Phone/Online       online within the last 15 days, you
                      can sell your shares by phone or online.
1-800/632-2301
                      A check will be mailed to the name(s) and
franklintempleton.com address on the account. Written instructions, with a signature guarantee, are required to
                      send the check to another address or to make it
                      payable to another person.
----------------------------------------------------------------------
[Insert graphic of    You can call, write, or visit us online to
three                 have redemption proceeds sent to a bank
lightning bolts]      account. See the policies above for selling
                      shares by mail, phone, or online.
BY ELECTRONIC FUNDS
TRANSFER (ACH)        Before requesting to have redemption proceeds
                      sent to a bank account, please make sure we have your bank account information on file. If we do not have this information, you will need to provide the banking instructions online or send written instructions with your bank's name and address, a voided check or savings account deposit slip, and a signature guarantee if the bank and Fund accounts do not have at least one common owner.

                      If we receive your request in proper form by
                      1:00 p.m. Pacific time, proceeds sent by ACH
                      generally will be available within two to
                      three business days.
----------------------------------------------------------------------
[Insert graphic of    Obtain a current prospectus for the fund you
two arrows pointing   are considering. Prospectuses are available
in opposite           online at franklintempleton.com.
directions]
                      Call Shareholder Services at the number below
BY EXCHANGE           or send signed written instructions. You also
                      may place an exchange order online. See the policies above for selling shares by mail,

                      If you hold share certificates, you will need
                      to return them to the Fund before your exchange can be processed.
----------------------------------------------------------------------

              FRANKLIN TEMPLETON INVESTOR SERVICES P.O. BOX 33030
                          ST. PETERSBURG, FL 33733-8030
                        CALL TOLL-FREE: 1-800/632-2301
          (MONDAY THROUGH FRIDAY 5:30 A.M. TO 5:00 P.M., PACIFIC TIME
                SATURDAY 6:30 A.M. TO 2:30 P.M., PACIFIC TIME)
  OR VISIT US ONLINE 24 HOURS A DAY, 7 DAYS A WEEK, AT FRANKLINTEMPLETON.COM


[Insert graphic of paper and pen] ACCOUNT POLICIES
                                  ----------------

CALCULATING SHARE PRICE The Fund calculates the net asset value per share (NAV) each business day at the close of trading on the New York Stock Exchange (normally 1:00 p.m. Pacific time). The NAV for Advisor Class is calculated by dividing its net assets by the number of its shares outstanding.

The Fund's assets are generally valued at their market value. If market prices are unavailable, or if an event occurs after the close of the trading market that materially affects the values, assets may be valued at their fair value. If the Fund holds securities listed primarily on a foreign exchange that trades on days when the Fund is not open for business, the value of your shares may change on days that you cannot buy or sell shares.

Requests to buy and sell shares are processed at the NAV next calculated after we receive your request in proper form.

ACCOUNTS WITH LOW BALANCES If the value of your account falls below $500 ($50 for employee accounts) because you sell some of your shares, we may mail you a notice asking you to bring the account back up to its applicable minimum investment amount. If you choose not to do so within 30 days, we may close your account and mail the proceeds to the address of record.

STATEMENTS, REPORTS AND PROSPECTUSES You will receive quarterly account statements that show all your account transactions during the quarter. You also will receive written notification after each transaction affecting your account (except for distributions and transactions made through automatic investment or withdrawal programs, which will be reported on your quarterly statement).


You also will receive the Fund's financial reports every six months as well as an annual updated prospectus. To reduce Fund expenses, we try to identify related shareholders in a household and send only one copy of the financial reports and prospectus. This process, called "householding," will continue indefinitely unless you instruct us otherwise. If you prefer not to have these documents householded, please call us at 1-800/632-2301. At any time you may view current prospectuses and financial reports on our website.

If you choose, you may receive your statements, financial reports and prospectuses through electronic delivery (please see "Telephone/Online Privileges" on page 17).


INVESTMENT REPRESENTATIVE ACCOUNT ACCESS If there is a dealer or other investment representative of record on your account, he or she will be able to obtain your account information, conduct transactions for your account, and also will receive copies of all notifications and statements and other information about your account directly from the Fund.

STREET OR NOMINEE ACCOUNTS You may transfer your shares from the street or nominee name account of one dealer to another, as long as both dealers have an agreement with Franklin Templeton Distributors, Inc. We will process the transfer after we receive authorization in proper form from your delivering securities dealer.

JOINT ACCOUNTS Unless you specify a different registration, accounts with two or more owners are registered as "joint tenants with rights of survivorship" (shown as "Jt Ten" on your account statement). To make any ownership changes to a joint account, all owners must agree in writing, regardless of the law in your state.

JOINT ACCOUNT RISK WITH TELEPHONE/ONLINE PRIVILEGES You will automatically receive telephone/online privileges when you open your account. If your account has more than one registered owner, telephone/online privileges allow the Fund to accept online registration for online services (including electronic delivery of shareholder documents) and transaction instructions online or by telephone from only one registered owner. This means that ANY ONE REGISTERED OWNER ON YOUR ACCOUNT, ACTING ALONE AND WITHOUT THE CONSENT OF ANY OTHER REGISTERED OWNER, may give the Fund instructions by telephone, online or in writing (subject to any limitations in telephone or online privileges) to:

o Exchange shares from a jointly registered Fund account requiring all registered owner signatures into an identically registered money fund account that only requires one registered owner's signature to redeem shares;

o Redeem Fund shares and direct the redemption proceeds to a bank account that may or may not be owned by you and, if owned by you jointly with someone else, only requires one person to withdraw funds by check or otherwise;


o Add/Change the bank account to which Fund share redemption proceeds may be sent, which bank account may not be owned by you;


o Purchase Fund shares by debiting a bank account that may be owned by you; and


o Add/Change the bank account that may be debited for Fund share purchases, which new account may be owned by you.


If you do NOT want another registered owner on your account to be able to issue these kinds of instructions to the Fund without your consent, you must instruct the Fund to deny/terminate online privileges and the ability to issue such instructions by telephone so that these types of instructions will only be accepted in writing signed by all account owners. This decision will apply to any other fund into which you may exchange your jointly owned Fund shares. Any later decision to permit these types of instructions by telephone and/or online will need to be given to the Fund in a written instruction signed by all registered owners.


MARKET TIMERS The Fund does not allow investments by Market Timers and may restrict or refuse purchases or exchanges by a shareholder who fails to comply with the restrictions set forth below. You may be considered a Market Timer if you have (i) requested an exchange or redemption out of any of the Franklin Templeton funds within two weeks of an earlier purchase or exchange request out of any fund, or (ii) exchanged or redeemed shares out of any of the Franklin Templeton funds more than twice within a rolling 90 day period. Accounts under common ownership or control with an account that is covered by (i) or (ii) also are subject to these limits.


Anyone, including the shareholder or the shareholder's agent, who is considered to be a Market Timer by the Fund, its manager or shareholder services agent, will be issued a written notice of their status and the Fund's policies. Identified Market Timers will be required to register with the market timing desk of Franklin Templeton Investor Services, LLC, and to place all purchase, exchange and redemption trade requests through the desk.


Identified Market Timers who redeem or exchange their shares of the Fund within 90 days of purchase will be assessed a fee of 2% of redemption proceeds. This redemption fee does not apply to 401(k) participant accounts, accounts not held individually through Franklin Templeton Investor Services, LLC, and funds under the automatic dividend reinvestment program and the systematic withdrawal program.


ADDITIONAL POLICIES Please note that the Fund maintains additional policies and reserves certain rights, including:

o The Fund may restrict or refuse any order to buy shares, including any purchase under the exchange privilege.
o The Fund may modify, suspend, or terminate telephone/online privileges at any time.
o At any time, the Fund may change its investment minimums or waive or lower its minimums for certain purchases.
o  The Fund may modify or discontinue the exchange privilege on 60 days' notice.
o You may only buy shares of a fund eligible for sale in your state or jurisdiction.
o In unusual circumstances, we may temporarily suspend redemptions, or postpone the payment of proceeds, as allowed by federal securities laws.
o For redemptions over a certain amount, the Fund reserves the right, in the case of an emergency, to make payments in securities or other assets of the Fund, if the payment of cash proceeds by check, wire or electronic funds transfer would be harmful to existing shareholders.
o To permit investors to obtain the current price, dealers are responsible for transmitting all orders to the Fund promptly.

DEALER COMPENSATION Qualifying dealers who sell Advisor Class shares may receive up to 0.25% of the amount invested. This amount is paid by Franklin Templeton Distributors, Inc. from its own resources.

[Insert graphic of question mark] QUESTIONS
                                  ---------

If you have any questions about the Fund or your account, you can write to us at P.O. Box 33030, St. Petersburg, FL 33733-8030. You also can call us at one of the following numbers. For your protection and to help ensure we provide you with quality service, all calls may be monitored or recorded.


                                              HOURS (PACIFIC TIME, MONDAY
DEPARTMENT NAME            TELEPHONE NUMBER   THROUGH FRIDAY)
----------------------------------------------------------------------
Shareholder Services        1-800/632-2301    5:30 a.m. to 5:00 p.m.
                                              6:30 a.m. to 2:30 p.m. (Saturday)
Fund Information            1-800/DIAL BEN    5:30 a.m. to 5:00 p.m.
                            (1-800/342-5236)  6:30 a.m. to 2:30 p.m. (Saturday)
Retirement Services         1-800/527-2020    5:30 a.m. to 5:00 p.m.
Advisor Services            1-800/524-4040    5:30 a.m. to 5:00 p.m.
FTI Institutional Services  1-800/321-8563    6:00 a.m. to 4:00 p.m.
TDD (hearing impaired)      1-800/851-0637    5:30 a.m. to 5:00 p.m.
TeleFACTS(R) (automated)    1-800/247-1753    (around-the-clock access)




FOR MORE INFORMATION

You can learn more about the Fund in the following documents:

ANNUAL/SEMIANNUAL REPORT TO SHAREHOLDERS

Includes a discussion of recent market conditions and Fund strategies that significantly affected Fund performance during its last fiscal year, financial statements, detailed performance information, portfolio holdings and the auditor's report.

STATEMENT OF ADDITIONAL INFORMATION (SAI)

Contains more information about the Fund, its investments and policies. It is incorporated by reference (is legally a part of this prospectus).

For a free copy of the current annual/semiannual report or the SAI, please contact your investment representative or call us at the number below. You also can view the current annual/semiannual report online at franklintempleton.com.



FRANKLIN(R)TEMPLETON(R) INVESTMENTS
1-800/DIAL BEN(R) (1-800/342-5236)
TDD (Hearing Impaired) 1-800/851-0637
franklintempleton.com




You also can obtain information about the Fund by visiting the SEC's Public Reference Room in Washington, DC (phone 1-202/942-8090) or the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can obtain copies of this information, after paying a duplicating fee, by writing to the SEC's Public Reference Section, Washington, DC 20549-0102 or by electronic request at the following e-mail address: publicinfo@sec.gov.


Investment Company Act file #811-2781                             104 PA 01/03